EXHIBIT 10.1
[Company Letterhead]
January 28, 2009
American Honda Motor Co., Inc.
1919 Torrance Boulevard
Torrance, CA 90501
Attention: Dealer Development
                    RE:     AutoNation, Inc. Framework Agreement
Dear Mr. Colliver:
     Reference is made to that certain Framework Agreement, dated as of June 9, 1998 and as amended from time to time (the “Framework Agreement”), by and between American Honda Motor Co., Inc. (“American Honda”) and AutoNation, Inc. (formerly known as Republic Industries, Inc.) (“AutoNation”).
     American Honda hereby consents to the acquisition by ESL Investments, Inc. and any person, entity or group that directly, or indirectly though one or more intermediaries, controls, or is controlled by, or is under common control with, ESL Investments, Inc. (for the avoidance of doubt, other than AutoNation and its subsidiaries) (collectively, the “ESL Parties”) of fifty percent (50%) or more of the outstanding common stock, par value $0.01 per share, of AutoNation (the “Common Stock”) (the “Acquisition”), upon the following terms and conditions which shall only apply at such time and for so long as the ESL Parties own fifty percent (50%) or more of the then outstanding Common Stock:
1.	At each meeting of the stockholders of AutoNation, whether an annual meeting or a special meeting, however called, and at each adjournment or postponement of any such meeting (a “Stockholders’ Meeting”), and in all other circumstances in which a vote, consent or other approval (including, without limitation, by written consent) is sought by or from the stockholders of AutoNation (any such vote, consent or approval, a “Stockholders’ Consent”), the ESL Parties

American Honda Motor Co., Inc.

shall appear at such Stockholders’ Meeting or otherwise cause all shares of Common Stock owned by the ESL Parties to be counted as present for the purpose of establishing a quorum.
At each Stockholders’ Meeting and in connection with the execution of each Stockholders’ Consent, in either case at such times that the ESL Parties own in excess of fifty percent (50%) of the then outstanding Common Stock, all shares of Common Stock owned by the ESL Parties in excess of fifty percent (50%) of the then outstanding Common Stock on the applicable record date (the “Additional Shares”) shall be voted on each matter proposed in the same proportion as all outstanding shares of Common Stock not owned by the ESL Parties are actually voted on such matter (it being understood that, in connection with any Stockholders’ Consent, shares of Common Stock not owned by the ESL Parties that abstain or are not present will be treated as shares abstaining or not present, as the case may be).

2.	AutoNation shall use best efforts to provide that its board of directors shall be comprised of a majority of directors who qualify as “independent” directors under the listing standards of Rule 303A.02(b) of The New York Stock Exchange (the “NYSE”) Listed Company Manual, as in effect on the date hereof, and who would qualify as “independent” directors of ESL Investments, Inc. under the listing standards of Rule 303A.02(b) of the NYSE Listed Company Manual, as in effect on the date hereof, if ESL Investments, Inc. was an NYSE-listed company; provided, however, that if AutoNation should fail to comply with the foregoing requirement due to (i) a vacancy on its board of directors or (ii) a member of its board of directors ceasing to meet such independence standards due to circumstances beyond AutoNation’s reasonable control, AutoNation shall regain compliance with the foregoing requirement by the later of (A) its next annual stockholders’ meeting or (B) 180 days from the occurrence of the event that caused the failure to comply.

3.	The parties hereto agree to the following:
(a)	No ESL Party shall knowingly acquire any direct or indirect ownership interest in any Honda or Acura dealership except through or in conjunction with AutoNation (which acquisition will be subject to the Framework Agreement), provided that the ESL Parties may make or acquire passive investments in public companies, mutual funds and similar entities where such investments by the ESL Parties represent cumulatively

American Honda Motor Co., Inc.

less than five percent (5%) interest in any Honda or Acura dealership in which such entity is so invested. For purposes of this Section 3(a), any acquisition of a direct or indirect ownership interest in any Honda or Acura dealership by Edward S. Lampert or any person who is in the Immediate Family (as such term is defined in the American Honda Motor Co., Inc. Policy on the Ownership of Multiple Honda and Acura Dealerships) of Edward S. Lampert shall be attributable to the ESL Parties.
(b)	The ESL Parties, AutoNation and American Honda agree that any dispute arising under this letter agreement shall be resolved by the dispute resolution procedures set forth in Section 8 of the Framework Agreement.

(c)	The ESL Parties acknowledge and agree to abide by the limits on representation of AutoNation on any Honda and Acura Dealer organizations as set forth in Section 3 of the Framework Agreement.

(d)	The terms of this letter agreement shall be governed by and construed according to the laws of the State of New York without applying is conflicts of law principles.

(e)	The ESL Parties may not pledge or grant a security interest in the Common Stock owned by the ESL Parties except as provided in the following sentence or with the consent of American Honda in accordance with the “American Honda Motor Co., Inc. Policy on the Granting of Security Interest in the Shares of Any Entity That Owns an Interest in a Honda or Acura Dealership,” a copy of which is attached as Exhibit A hereto. American Honda hereby agrees that the ESL Parties may grant a security interest in the proceeds of the sale of the shares of Common Stock owned by the ESL Parties, provided that the grantee agrees as follows:
(i)	that it will never attempt to vote such shares (except to approve an American Honda-approved transfer of such shares) or exercise managerial control over any Listed Dealership; and

(ii)	that its interest in such shares shall be limited to the proceeds derived from the sale of such shares to the

American Honda Motor Co., Inc.

extent of the outstanding balance of the note secured by such shares.
(f)	The ESL Parties agree to abide by the remedies set forth in the Framework Agreement and, with respect to any ownership interest they may have in a Listed Dealership that becomes subject to any such remedies, they will cooperate in the execution of such remedies (for example, the purchase of a Listed Dealership by American Honda as ordered by an arbitrator) and not oppose any such remedy except as part of AutoNation’s participation in arbitration pursuant to Section 8 of the Framework Agreement.

(g)	The ESL Parties shall be jointly and severally responsible for compliance by each ESL Party with the provisions of Section 3 of this letter agreement.

(h)	The ESL Parties that currently own Common Stock are listed on Exhibit B hereto.
4.	AutoNation and American Honda hereby reaffirm the terms and conditions of the Framework Agreement, which they agree shall continue in existence without modification. This letter agreement (a) may not be amended, waived or modified except by an instrument in writing signed by American Honda, AutoNation and the ESL Parties and (b) may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but which when taken together shall constitute one and the same letter agreement.

5.	In light of the consent given pursuant to this letter agreement and in consideration of the continuing adherence of AutoNation and the ESL Parties to the terms hereof, American Honda will not exercise any rights pursuant to Section 1.3.5 and/or Section 7 of the Framework Agreement that it might otherwise have as a result of the Acquisition. Nothing in this letter agreement shall be construed as consent to a “Rule 13e-3 transaction” as that term is defined in Rule 13e-3 of the Securities Exchange Act of 1934.

6.	All communications and notices pursuant to this letter agreement shall be in writing and be given in person or by means of facsimile or other means of wire transmission, by overnight courier or by mail and shall be addressed as follows:

American Honda Motor Co., Inc.

If to American Honda:
American Honda Motor Co., Inc.
Honda Division
1919 Torrance Boulevard
Torrance, CA 90501
Attention: Dealer Development
Facsimile: (310) 222-7065
with a copy to:
Associate General Counsel
Honda North America, Inc.
Law Department
700 Van Ness Avenue
Torrance, CA 90509-2206
Facsimile: (310) 781-4970
If to AutoNation:
AutoNation, Inc.
110 S.E. 6th St.
Fort Lauderdale, FL 33301
Attention: President
Facsimile: (954) 769-4666
with a copy to:
AutoNation, Inc.
110 S.E. 6th St.
Fort Lauderdale, FL 33301
Attention: General Counsel
Facsimile: (954) 769-6340
If to the ESL Parties:
ESL Investments, Inc
200 Greenwich Avenue
Greenwich, CT 06830
Attention: William C. Crowley
Facsimile: 203-861-9834
*     *     *     *

American Honda Motor Co., Inc.

     This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Please acknowledge your agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this letter.

Very truly yours, AUTONATION, INC.
/s/ Michael E. Maroone
Michael E. Maroone, President

AGREED TO AS OF THE DATE
FIRST WRITTEN ABOVE:
AMERICAN HONDA MOTOR CO., INC.

/s/ Richard Colliver
Richard Colliver, Executive Vice President

SOLELY WITH RESPECT TO SECTIONS 1, 2, 3, 5 AND 6 ABOVE AND THE SECOND SENTENCE OF SECTION 4 ABOVE, ACKNOWLEDGED BY AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:
ESL INVESTMENTS, INC. (on behalf of itself and the ESL Parties)

/s/ William C. Crowley
William C. Crowley, President & Chief Operating Officer

Exhibit A
Attached.

A-1

AMERICAN HONDA MOTOR CO., INC.
POLICY ON THE GRANTING OF SECURITY
INTEREST IN THE SHARES OF ANY ENTITY
THAT OWNS AN INTEREST IN A HONDA OR ACURA DEALERSHIP
I.	PURPOSE OF THIS POLICY
This “Policy on the Granting of Security Interest in the Shares of Any Entity That Owns an Interest in a Honda or Acura Dealership” (the “Security Interest Policy”) is intended to respond to questions that are frequently addressed to American Honda Motor Co., Inc. (“AHM”) by its Dealers as to whether and when it may be appropriate under the Honda and/or Acura Automobile Dealer Sales and Service Agreement (the “Dealer Agreement”) for Dealers to grant a security interest in an entity that owns any Honda and/or Acura dealership(s) and the form that such security interest may take.
II.	SUMMARY OF THE SECURITY INTEREST POLICY
A.	Any pledging of stock (or membership interests in the case of a non-corporate entity) of an Ownership Entity (as this term is defined in Section III below) is a violation of the Dealer Agreement and may result in AHM’s termination of the Dealer Agreement.

B.	Any grant of a security interest in the stock (or membership interests in the case of a non-corporate entity) of a Direct Ownership Entity (as this term is defined in Section III below) is a violation of the Dealer Agreement and may result in AHM’s termination of the Dealer Agreement.

C.	Under certain conditions (discussed in Section IV below), AHM will consent to the granting of a security interest in the stock (or membership interests in the case of a non-corporate entity) of an Indirect Ownership Entity (as this term is defined in Section III below). These conditions include contractual provisions that insure that the party to whom the security interest is granted will be limited to obtaining an interest in the proceeds of the sale of the stock but will never exercise any practical control over the dealership or the Direct Ownership Entity.

D.	Nothing in this Security Interest Policy shall be construed to limit any Ownership Entity from granting a security interest in any of its tangible assets.
III.     BACKGROUND
AHM requires that each Honda and or Acura dealership be organized as a separate legal entity. (Most frequently, a dealership is organized as a corporation, a limited liability company (“LLC”) or a partnership.) In this Security Interest Policy, the separate legal entity that owns and operates the individual Honda or Acura dealership is referred to as a Direct Ownership Entity. Direct Ownership Entities are frequently owned, in whole or in part, by other companies, which, in turn, may be owned by other companies and so on. In this Security Interest Policy, a company that owns any interest in a Direct Ownership Entity, whether directly or through one or more layers of other companies, is referred to as an Indirect Ownership Entity. Direct Ownership Entities and Indirect Ownership Entities are referred to generally as Ownership Entities.

Security Interest Policy (104-0603)
Revised 03/04

In connection with financing the purchase of Honda and Acura Automobiles, Parts and Accessories and improvements to Dealership Premises, Ownership Entities generally grant security interests in the tangible assets (for example, automobiles, parts, tools, real estate) of their Dealership Operations. Such security interests are standard in the industry. Nothing in this Security Interest Policy is intended to have any impact on the granting of security interests in tangible assets.
On a number of occasions, AHM has been approached by Dealer Owners who wish to grant a security interest in the shares (that is, the stock or membership interests) of a Direct Ownership Entity in order to secure a bank loan or some other financial obligation. In all cases, AHM has rejected such requests. The Dealer Agreement states that there shall be no voluntary or involuntary change, direct or indirect, in the legal or beneficial ownership or responsibility of Dealer for the Dealership Operations, without the prior written approval of American Honda. The grant of a security interest in the shares of a Direct Ownership Entity effects a change in the beneficial ownership of a Dealership Operations and would, in the event of a default by the Dealer Owner who has granted such security interest, vest control and/or ownership of the Dealership Operations in the party to whom the security interest has been granted.
The situation may be less critical with respect to the granting of a security interest in the shares of an Indirect Ownership Entity. At one extreme, if a large, publicly-traded corporation owned an interest in a Honda or Acura dealership, AHM would not attempt to prevent the owners of the publicly traded stock from granting a security interest in that stock for at least two reasons: (1) such prohibition would be impossible to monitor and enforce; and (2) granting a security interest in freely-tradeable stock would almost certainly have no greater impact on the control of the dealership than the sale of that stock, which is generally permitted.1
Recently AHM has been confronted by what it considers to be an intermediate situation. By way of illustration, Investor X owns shares of A, an Indirect Ownership Entity that has an ownership interest in Direct Ownership Entity B. Investor X requests permission to pledge the shares of A to Bank C, to secure a loan that would be invested in improvements in the dealership. AHM would not approve the transaction for the reasons described above; that is, that, in the event of a default by Investor X, Bank C, through its control of the shares of Indirect Ownership Entity A, might control or influence the management of Direct Ownership Entity B.
However, AHM may permit the transaction to go forward provided that Bank C agrees that it will not, under any circumstances, exercise control over the dealership; that it will respect AHM’s right to approve or, if appropriate, deny approval of the transfer of the dealership; and that its sole interest will be in the proceeds of the sale of the stock or membership interests. In summary, rather than pledging the shares of A to Bank C, Investor X would grant Bank C a security interest in the proceeds of the sale of the shares of A. In such case, X would get his loan and AHM would have a contractual guarantee that B will at all times be managed by experienced, professional automobile-oriented personnel.
IV.	THE SECURITY INTEREST POLICY
A.	AHM will strictly enforce the prohibition on the pledging of the stock (or membership interests, in the case of a non-corporate entity) of Ownership Entities.

B.	AHM will strictly enforce the prohibition on the granting of any security interests in the stock (or membership interests, in the case of a non-corporate entity) of Direct Ownership Entities.

[1] Certain sales of the stock of public corporations that own interests in Honda and Acura dealerships are regulated through contracts between AHM and such public corporations.

Security Interest Policy (104-0603)
Revised 03/04

C.	AHM will review on a case-by-case basis requests by individuals and entities that wish to grant a security interest in the proceeds of the sale of the stock (or membership interests, in the case of a non-corporate entity) of Indirect Ownership Entities. AHM will not approve any such transaction unless:
1.	Both the party that wishes to grant the security interest in the shares (the “grantor”) and the Indirect Ownership Entity are otherwise in compliance with their agreements with AHM.

2.	The party to whom the security interest will be granted (the “grantee”) is a responsible financial institution and agrees in writing to abide by all applicable provisions of any agreements between AHM and grantor, the Indirect Ownership Entity and the Direct Ownership Entity.

3.	The grantee and AHM enter into a written agreement that insures that:
a)	the grantee will never attempt to vote the shares of the Indirect Ownership Entity (except to ratify an AHM-approved transfer of the shares) or exercise managerial control over the dealership;

b)	the grantee’s interest in the shares shall be limited to the proceeds derived from the sale of such shares to the extent of the outstanding balance of the note;

c)	the grantee will not transfer the shares without AHM’s prior written approval, which will be based on the qualifications of the proposed transferee to own and operate an automobile dealership;

d)	in the event that it cannot timely locate a buyer for the shares that meets with AHM’s approval, the grantee will transfer the shares to AHM or AHM’s designee at fair market value; and

e)	in the event of a dispute as to the fair market value of the shares, AHM and the grantee will submit the matter to expedited, binding arbitration.
4.	In addition to the provisions set forth in Section IV.C.3(a)-(e) above, AHM may require further contractual protections to insure compliance with the objectives of the Security Interest Policy, including, by way of example:
a)	Placement of the stock in escrow with an escrow agent approved by AHM;

b)	Management of the dealership by AHM’s designee pending transfer of the shares;

c)	Cooperation of the grantee with AHM to effect an orderly and prompt sale of the dealership to an AHM-approved owner;

d)	Time limitations on the duration of the security interest; and

Security Interest Policy (104-0603)
Revised 03/04

e)	Indemnification of AHM for liabilities incurred in connection with the transaction.
5.	AHM RESERVES THE RIGHT TO REJECT ANY REQUEST TO GRANT A SECURITY INTEREST IN THE SHARES OF ANY ENTITY THAT OWNS AN INTEREST IN A HONDA OR ACURA DEALERSHIP IF SUCH SECURITY INTEREST WOULD BE DETRIMENTAL TO THE INTERESTS OF AHM, ITS DEALER NETWORK OR ITS CUSTOMERS.
Revised 3/04

Exhibit B
ESL Partners, L.P.
ESL Institutional Partners, L.P.
ESL Investors, L.L.C.
CBL Partners, L.P.
Tynan, LLC
ESL Investment Management, L.P.
RBS Partners, L.P.
RBS Investment Management, L.L.C.
Edward S. Lampert
William C. Crowley

B-1